UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2013

Commission file number: 000-27791

Apolo Gold & Energy Inc.
(Exact name of small business issuer in its charter)

Nevada	98-0412805
State or other jurisdiction of	I.R.S. Employer Identification No.
incorporation or organization

#210-905 West Pender Street
Vancouver, British Columbia, Canada	V6C 1L6
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: 604-970-0901

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note on Amendment

On October 28, 2013 the previously reported Stock Purchase Agreement was amended whereby the original investor was replaced by ten new investors.  This Amended Current Report on Form 8-K also amends the ownership table.

Item 3.02 Unregistered Sales of Equity Securities
Item 5.01 Change in Control of Registrant
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2013, the registrant appointed Kelvin Chak Wai Man and Huang Chin Lung to the registrant’s board of directors.  The new directors were selected in connection with Mr. Kelvin Chak Wai Man acquisition of a controlling interest in the registrant as described below.  The new directors are not party to nor participate in any material plan, contract or arrangement involving the registrant including compensory plans or arrangements.

The following is the business experience of each on the new directors.

Kelvin Chak Wai Man, age 50.  Since July 2013, Mr. Chak is a Solutions Engineer with PCCW located Hong Kong with responsibilities for supporting the Sales team for any technical requests from clients, providing solution briefing to sales and clients on requested PCCW solutions; providing technical specifications and project proposal to target clients and supporting Support clients in Finance industry, e.g. Insurance and Securities/Broker firms.  From December 2012 to July 2013, he served as Senior IT Engineer for Space Interior Solution Limited in Hong Kong with responsibilities for the design and managing of Network Infrastructure in Hong Kong and China offices.  From 2004 to 2012 Mr. Chak was a Senior IT Engineer for Convoy Financial Services Limited in Hong Kong with responsibilities for formulating security polices and SOP on corporate and regional office levels, including Firewall Security and Web Security; supervising a team of 7 engineers to provide Network and Help Desk services; design and manage the infrastructure changes between HK Head Office, Guangzhou, Shenzhen and Macau offices.  Mr. Chak holds a Master of Business Administration from the University of Surrey, United Kingdom; a Master of Information Technology from the University of Nottingham, United Kingdom; a BA Degree Conversion Course in Chinese Language from Hong Kong Baptist University.

Huang, Chin Lung, age 57 since April, 2011 has served as Deputy General Manager, Guolong Investment Management (Jiangsu) Co., Ltd., in Hong Kong.  From July 2007 to April 2011, Mr. Huang was Executive Director, Shenyang Jiajiabao Bio-tech Co., Ltd.  From October 1998 to February 2008 he was Chairman, Taiwan Yanggongdao Catering Co., Ltd.  Mr. Huang is a graduate of Taiwan Junior College.

On September 30, 2013, the registrant sold 1,875,000 shares of its common stock to Kelvin Chak Wai Man, an individual domiciled In Hong Kong., at $0.08 per share for total consideration of $150,000.  The registrant will use the proceeds from the sale to pay-off the registrant’s current liabilities of $110,180 including related party debt of $90,000.

October 28, 3013, the previously reported Stock Purchase Agreement was amended whereby the original investor was replaced by ten new investors for the purchase of 2,573,053 shares from our executive officers and directors Robert Dinning and David Yu and former chief executive officer Peter Bojtos at a price of $0.08 per share.  The Amended Stock Purchase Agreement provides for immediate closing on the sale 1,286,526 shares and a second closing on the remaining 1,286,526 shares in six months.  The investors used personal funds for the purchases.

The foregoing description of the Amended Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.2 to this Amended Current Report on Form 8-K and is incorporated herein by reference.

The newly issued shares were not registered under the Securities Act of 1933.  The registrant relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 for the above transaction in that the shares were offered and sold without general solicitation.

There is no change at this time in the registrant’s shell company status as the registrant remains a shell company as defined by Rule 12b-2.  At such time that definitive agreements which result in changes to the registrant’s board of directors, management and shell company status, the required disclosures will be filed in  subsequent Current Reports on Form 8-K.  Management believes the investment in the registrant and the elimination of its liabilities will facilitate reorganization of the registrant into an operating company.

The 1,875,000 shares newly issued represent 22.4% of the outstanding common stock last reported on Form 10-K filed September 24, 2013.  There are now 8,378,295 shares of common stock outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following tables reflects the security ownership of the Beneficial Owner holding five percent or greater of the  8,378,295 shares of common stock outstanding as of September 30, 2013 and of Management assuming the closing of the Stock Purchase Agreement.

Title of Class	Name and Address (1) Beneficial Owner	Position	Amount and Nature of Beneficial Owner	% of Class

Common	Kelvin Chak Wai Man	Director, Greater than 5% Shareholder	1,875,000	22.4%

	Huang Chin Lung	Director	0	0

	Robert Dinning	Director, CEO, CFO	0	0%

	David Yu	Director		0%

	All officers and Directors as a Group (4 persons)		1,875,000	22.4%

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.2	Amended Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Apolo Gold & Energy, Inc.

October 29, 2013	By:	/s/ Robert Dinning
Robert Dinning, President